Exhibit 99.1

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Telephone: (972) 668-8800

Contact: Roland O. Burns

Sr. Vice President and Chief Financial Officer

Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS FOURTH QUARTER 2005

AND YEAR END 2005 FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, February 13, 2006 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today reported financial and operating results for the quarter and year ended December 31, 2005 which represent a new corporate high record for sales, operating cash flow, net income and earnings per share.

Financial Results for the Three Months and Year Ended December 31, 2005

Comstock reported net income of $41.3 million or 96¢ per diluted share for the three months ended December 31, 2005 as compared to net income of $15.9 million or 43¢ per diluted share in the same quarter of 2004. The fourth quarter 2005 results include a $9.8 million unrealized gain on the Company's derivatives held for price risk management. Without the unrealized gain from derivatives, net income for the fourth quarter of 2005 would have been approximately $35.5 million, or 82¢ per diluted share. Comstock's oil and gas sales were $93.4 million in 2005's fourth quarter, an increase of 31% over 2004's fourth quarter oil and gas sales of $71.2 million. Comstock generated $69.0 million in operating cash flow (before changes in working capital accounts) in 2005's fourth quarter, which represents a 45% increase over 2004's fourth quarter cash flow of $47.5 million. EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses was $72.8 million for the three months ended December 31, 2005 as compared to 2004's fourth quarter EBITDAX of $54.9 million. On May 10, 2005, Comstock began accounting for its interest in Bois d'Arc Energy, Inc. (NYSE: BDE) ("Bois d'Arc") under the equity method and since that date is no longer including its share of Bois d'Arc's revenues, EBITDAX and cash flow in its consolidated results.

For the year ended December 31, 2005, Comstock's oil and gas sales totaled $303.3 million, as compared to oil and gas sales of $261.6 million for the same period in 2004. Net income for the year ended December 31, 2005 was $60.5 million, or $1.47 per diluted share, as compared to net income of $46.9 million or $1.29 per diluted share in 2004. The 2005 results include the Company's share of a one time provision of $64.6 million for deferred income taxes by Bois d'Arc in connection with its conversion from a limited liability company to a corporation and a gain of $28.8 million recognized by Comstock in connection with Bois d'Arc's initial public offering. The 2005 results also include an $11.1 million unrealized loss on the Company's derivatives held for price risk management. Excluding the one time adjustments to reflect Bois d'Arc's conversion to a corporation and initial public offering and the unrealized loss on derivatives, Comstock's net income for the year ended December 31, 2005 would have been $91.0 million or $2.21 per diluted share. Operating cash flow (before changes in working capital accounts) generated by Comstock in 2005 was $216.3 million, a 23% increase from 2004's cash flow of $176.2 million. For the year ended December 31, 2005 EBITDAX of $240.6 million increased 19% as compared to EBITDAX of $202.6 million for the same period in 2004.

Production from Comstock's onshore properties in the fourth quarter of 2005 increased by 23% to 9.3 Bcf equivalent of natural gas ("Bcfe"), as compared to 2004's fourth quarter onshore production of 7.5 Bcfe. For the year ended 2005, Comstock's onshore production increased 14% to 33.2 Bcfe as compared to onshore production in 2004 of 29.0 Bcfe.

Comstock realized $10.38 per Mcf for its natural gas production in 2005's fourth quarter as compared to $6.66 per Mcf in 2004's fourth quarter. Realized oil prices in the fourth quarter of 2005 averaged $50.17 per barrel as compared to $47.06 per barrel for 2004. For the year ended December 31, 2005, Comstock's realized natural gas price averaged $7.83 per Mcf as compared to 2004's average natural gas price of $5.98 per Mcf and its realized oil price was $49.01 per barrel as compared to $39.86 per barrel in 2004.

In addition to achieving substantial growth of its onshore reserves and production in 2005, Comstock was able to significantly improve its balance sheet. Comstock reduced its outstanding debt from $403.0 million at the end of 2004 to $243.0 million at December 31, 2005 and increased its stockholders equity from $355.9 million at the end of 2004 to $582.9 million at December 31, 2005. Debt as a percent of total book capitalization fell from 53% at the end of 2004 to 29% at December 31, 2005.

2005 Drilling Results

Comstock has spent $201.8 million on acquisitions in 2005 and $122.2 million for exploration and development activities on its onshore properties in 2005. Onshore, Comstock drilled 75 wells (49.8 net) in 2005. Seventy-two (48.4 net) of the wells drilled were development wells and three (1.4 net) were exploratory. All of the development wells were successful and one (.2 net) of the exploratory wells was successful. The unsuccessful exploratory wells were a shallow test well drilled in West Texas and an unsuccessful exploratory well drilled to test the "Big Sandy" prospect in Polk County, Texas.

Comstock drilled 52 successful wells (40.2 net) in its East Texas/North Louisiana region. These wells have been tested at a per well average rate of 1.6 million cubic feet of gas equivalent ("Mmcfe") per day. In 2006, Comstock plans to drill 96 (74.2 net) development wells in this region and currently has seven drilling rigs under contract for this program.

In its South Texas region, Comstock drilled ten (3.5 net) successful wells. These wells have been tested at a per well average rate of 6.3 Mmcfe per day. In 2006, Comstock plans to drill 21 (6.5 net) wells in this region.

Comstock drilled eleven successful wells (5.0 net) in its other regions during 2005. Six (1.0 net) of the wells drilled were successful coal bed methane wells in the San Juan Basin in New Mexico. Comstock drilled two (1.9 net) successful wells in its Laurel field in South Mississippi. The remaining three (2.1 net) successful wells were drilled in Arkansas and Oklahoma. In 2006, Comstock plans to drill 16 (15.4 net) wells in South Mississippi, two wells (.6 net) in its Double A Wells field in Southeast Texas and 14 (5.8 net) wells in certain of its other fields.

Comstock's offshore operations are conducted exclusively through its 48% ownership of Bois d'Arc. In 2005, Bois d'Arc drilled 19 (16.1 net) successful wells out of a total of 22 (18.7 net) wells drilled with three (2.6 net) dry holes. The discoveries at Ship Shoal block 111, which proved up the "Laker" prospect, the South Timbalier block 75 discovery, which tested the "Doc Holiday" prospect, the Ship Shoal block 56 discovery and the Ship Shoal block 92 "Paddlefish" well were the larger reserve discoveries in 2005.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d'Arc Energy, Inc. (NYSE: BDE). The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.

OPERATING RESULTS

(In thousands, except per share amounts)

	Three Months ended December 31,		Year ended December 31,

	2005	2004	2005	2004

Oil and gas sales	$93,366	$71,176	$303,336	$261,647
Operating expenses:
Oil and gas operating	14,097	14,480	50,966	52,068
Exploration	16	3,703	19,725	15,610
Depreciation, depletion and amortization	15,970	16,741	63,338	63,879
Impairment	—	1,648	3,400	1,648
General and administrative	5,518	5,253	16,533	14,569

Total operating expenses	35,601	41,825	153,962	147,774

Income from operations	57,765	29,351	149,374	113,873
Other income (expenses):
Other income	36	37	209	166
Interest income	155	678	1,604	1,207
Interest expense	(4,773)	(5,588)	(20,272)	(21,182)
Equity in earnings of Bois d'Arc Energy	5,005	—	(49,862)	—
Gain on sale of Bois d'Arc Energy shares	—	—	28,797	—
Gain (loss) on derivatives	7,489	398	(13,556)	(155)
Loss on early extinguishment of debt	—	—	—	(19,599)
Formation Costs of Bois d'Arc Energy	—	(119)	—	(1,101)

Total other income (expenses)	7,912	(4,594)	(53,080)	(40,664)

Income before income taxes	65,677	24,757	96,294	73,209
Provision for income taxes	(24,346)	(8,899)	(35,815)	(26,342)

Net income	$41,331	$15,858	$60,479	$46,867

Net income per share:
Basic	$0.99	$0.46	$1.54	$1.37
Diluted	$0.96	$0.43	$1.47	$1.29

Weighted average common and common stock equivalent shares outstanding:
Basic	41,652	34,475	39,216	34,187
Diluted	43,114	36,780	41,154	36,252

COMSTOCK RESOURCES, INC.

OPERATING RESULTS

(In thousands)

	Three Months ended December 31,		Year ended December 31,
	2005	2004	2005	2004

Cash flow from operations:
Net cash provided by operating activities	$62,700	$52,598	$217,954	$171,351
Increase (decrease) in accounts receivable	8,289	5,192	13,030	(5,584)
Increase (decrease) in other current assets	1,043	933	(616)	1,735
Decrease (increase) in accounts payable and accrued expenses	(2,994)	(11,252)	(14,079)	8,714
Cash flow from operations	$69,038	$47,471	$216,289	$176,216

EBITDAX:
Net income	$41,331	$15,858	$60,479	$46,867
Interest expense	4,773	5,588	20,272	21,182
Income tax expense	24,346	8,899	35,815	26,342
Depreciation, depletion and amortization	15,970	16,741	63,338	63,879
Impairment	—	1,648	3,400	1,648
Equity in earnings of Bois d'Arc Energy	(5,005)	—	49,862	—
Gain on sale of shares by Bois d'Arc Energy	—	—	(28,797)	—
Formation Costs of Bois d'Arc Energy	—	119	—	1,101
Unrealized (gain) loss on derivatives	(9,818)	(398)	11,087	155
Loss from early extinguishment of debt	—	—	—	19,599
Stock-based compensation	1,224	2,714	5,419	6,208
Exploration expense	16	3,703	19,725	15,610
EBITDAX	$72,837	$54,872	$240,600	$202,591

	As of December 31,
	2005	2004

Balance Sheet Data:
Current assets	$52,770	$48,215
Property and equipment, net	706,928	827,761
Investment in Bois d'Arc Energy	252,134	—
Other	4,831	65,500
Total assets	$1,016,663	$941,476

Current liabilities	$68,117	$63,924
Long-term debt	243,000	403,000
Other	122,687	118,699
Stockholders' equity	582,859	355,853
Total liabilities and stockholders' equity	$1,016,663	$941,476

COMSTOCK RESOURCES, INC.

SELECTED OPERATING AND FINANCIAL RESULTS

(In thousands, except as noted and per unit amounts)

For the Three Months ended December 31, 2005

	Comstock Resources(1)	Bois d'Arc(2)	Equity Method Adjustments	Total(3)

Oil production (thousand barrels)	234	96	(96)	234
Gas production (million cubic feet – Mmcf)	7,868	1,523	(1,523)	7,868
Total production (Mmcfe)	9,270	2,095	(2,095)	9,270

Oil sales	$11,725	$5,644	$(5,644)	$11,725
Gas sales	81,641	17,776	(17,776)	81,641
Total oil and gas sales	$93,366	$23,420	(23,420)	93,366

Average oil price (per barrel)	$50.17	$59.29		$50.17
Average gas price (per thousand cubic feet – Mcf)	$10.38	$11.67		$10.38
Average price (per Mcf equivalent)	$10.07	$11.18		$10.07
Lifting cost	$14,097	$6,121	$(6,121)	$14,097
Lifting cost (per Mcf equivalent)	$1.52	$2.92		$1.52

For the Year ended December 31, 2005

	Comstock Resources(1)	Bois d'Arc (2)	Equity Method Adjustments	Total (3)

Oil production (thousand barrels)	735	615	(313)	1,037
Gas production (million cubic feet – Mmcf)	28,742	7,849	(4,342)	32,249
Total production (Mmcfe)	33,151	11,537	(6,219)	38,469

Oil sales	$36,259	$32,211	$(17,665)	$50,805
Gas sales	228,547	63,992	(40,008)	252,531
Total oil and gas sales	$264,806	$96,203	$(57,673)	$303,336

Average oil price (per barrel)	$49.34	$52.42		$49.01
Average gas price (per thousand cubic feet – Mcf)	$7.95	$8.15		$7.83
Average price (per Mcf equivalent)	$7.99	$8.34		$7.89
Lifting cost	$44,268	$19,134	$(12,436)	$50,966
Lifting cost (per Mcf equivalent)	$1.34	$1.66		$1.32

(1)	Excludes Bois d'Arc Energy.
(2)	Comstock owned 60% of Bois d'Arc Energy through May 10, 2005, 48% thereafter.
(3)	Includes Comstock's proportionate share of Bois d'Arc Energy's results through May 10, 2005.

COMSTOCK RESOURCES, INC.

SELECTED OPERATING AND FINANCIAL RESULTS

(In thousands, except as noted and per unit amounts)

For the Three Months ended December 31, 2005

	East Texas/ North Louisiana	Southeast Texas	Other	Total Onshore
Oil production (thousand barrels)	34	42	158	234
Gas production (million cubic feet – Mmcf)	4,276	1,477	2,115	7,868
Total production (Mmcfe)	4,478	1,729	3,063	9,270

Oil sales	$2,060	$2,475	$7,190	$11,725
Gas sales	45,013	15,532	21,096	81,641
Total oil and gas sales	$47,073	$18,007	$28,286	$93,366

Average oil price (per barrel)	$60.59	$58.93	$45.51	$50.17
Average gas price (per thousand cubic feet – Mcf)	$10.53	$10.52	$9.97	$10.38
Average price (per Mcf equivalent)	$10.51	$10.41	$9.23	$10.07
Lifting cost	$6,123	$3,039	$4,935	$14,097
Lifting cost (per Mcf equivalent)	$1.37	$1.76	$1.61	$1.52

Acquisition, development and exploration expenditures	$21,996	$376	$5,184	$27,556

For the Year ended December 31, 2005

	East Texas/ North Louisiana	Southeast Texas	Other	Total Onshore
Oil production (thousand barrels)	97	164	474	735
Gas production (million cubic feet – Mmcf)	14,130	6,401	8,211	28,742
Total production (Mmcfe)	14,710	7,383	11,058	33,151

Oil sales	$5,243	$8,864	$22,152	$36,259
Gas sales	114,186	50,710	63,651	228,547
Total oil and gas sales	$119,429	$59,574	$85,803	$264,806

Average oil price (per barrel)	$54.05	$54.05	$46.73	$49.34
Average gas price (per thousand cubic feet – Mcf)	$8.08	$7.92	$7.75	$7.95
Average price (per Mcf equivalent)	$8.12	$8.07	$7.76	$7.99
Lifting cost	$17,823	$9,333	$17,112	$44,268
Lifting cost (per Mcf equivalent)	$1.21	$1.26	$1.55	$1.34

Acquisition, development and exploration expenditures	$209,837	$16,030	$98,086	$323,953